ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20130661130-63
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/08/2013 4:49 PM
	Entity Number E0320092011-3

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

The Alkaline Water Company Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. DESIGNATION AND AMOUNT

1.1 The corporation (the "Corporation") is authorized to issue up to 100,000,000 shares of preferred stock, with a par value of $0.001 per share (the "Preferred Stock"). 20,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock" with the following rights, qualifications, preferences, limitations and terms.

(continued on Schedule A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Steven P. Nickolas

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SCHEDULE A
TO
CERTIFICATE OF DESIGNATION
OF
THE ALKALINE WATER COMPANY INC.

2. VOTING RIGHTS

2.1 Except with respect to matters which adversely affect the holders of Series A Preferred Stock, as required by law, or as required by the articles of incorporation, the holders of Series A Preferred and the holders of common stock of the Company, with a par value of $0.001 per share (the "Common Stock") shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

(a) holders of Common Stock shall have one vote per share of Common Stock held by them; and

(b) holders of Series A Preferred Stock shall have 10 votes per share of Series A Preferred Stock.

2.2 In the event the Corporation at any time or from time to time after the original date of issuance of the Series A Preferred Stock shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then the number of votes per share of Series A Preferred Stock shall be proportionately increased or decreased, as applicable, concurrently with the effectiveness of such stock dividend, stock distribution, subdivision or consolidation.

3. PROTECTION PROVISIONS

3.1 So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent from shareholders holding no less than a majority of the outstanding shares of Series A Preferred Stock):

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(c) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(d) cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

4. MISCELLANEOUS

4.1 Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any certificate(s) for Series A Preferred Stock and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation of the certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new certificate(s) for Series A Preferred Stock of like tenor and date.

4.2 Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the shareholders holding no less than a majority of the outstanding shares of Series A Preferred Stock, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.